Exhibit 99.1

AMCI Acquisition Corp. Announces Pricing of $200,000,000 Initial Public Offering

New York, NY, November 15, 2018 – AMCI Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “AMCIU” beginning November 16, 2018. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant, each warrant enabling the holder thereof to purchase one share of the Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “AMCI” and “AMCIW,” respectively.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on global natural resource companies and related infrastructure, value chain and logistics businesses. These sectors include upstream resource companies as well as related equipment, services and technology that is used in the global natural resource value chain, also known as the natural resources and mining equipment, technology and services sectors.  The Company is sponsored by an affiliate of the AMCI Group of companies, a privately held natural resources investment management company, and is led by its Executive Chairman, Hans J. Mende and its President and Chief Executive Officer, William Hunter.

Jefferies LLC is acting as the sole book running manager for the offering.  UBS Investment Bank is acting as lead manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on November 15, 2018.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
William Hunter
(203) 625-9200